CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	1,200,000	$ 16.31	$ 19,572,000	$ 1,814.32

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of adjustments to the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average ($16.31) of the high ($16.59) and low ($16.02) prices of the Common Stock, par value $0.001 per share, on NASDAQ on February 18, 2022, which date is within five business days prior to filing this Registration Statement.